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                                                                  EXHIBIT 10.32


                              CONSULTING AGREEMENT


         This Consulting Agreement is made and entered into as of the last day set forth in the signature area below, by and between Home Depot U.S.A., Inc. ("Home Depot") and Dennis J. Carey ("Consultant").

         WHEREAS, Home Depot desires to utilize and avail itself of the training and experience of Consultant as an independent contractor in a consulting capacity, as more fully set forth herein; and

         WHEREAS, Consultant desires to provide consulting services to Home Depot in the manner, for the purposes, and under the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Engagement and Duties. Commencing on October 1, 2003, Home Depot engages Consultant, and Consultant agrees to serve, as an independent contractor, to perform consulting services for the Chief Executive Officer ("CEO") and/or the Executive Vice President of Strategy, Business Development and Corporate Operations ("EVP") of Home Depot relating to Six Sigma processes and merger and acquisition issues, as may be requested by the CEO or EVP from time to time. Consultant shall be available for consultation for a maximum of forty (40) hours per month.

2. Term. This Consulting Agreement shall have a term commencing on October 1, 2003 and ending on October 1, 2006. The parties may mutually agree to terminate this Consulting Agreement at any time prior to October 1, 2006. Home Depot has the sole discretion to terminate this Consulting Agreement at any time prior to October 1, 2006. In the event Home Depot exercises this right, and the termination of the Consulting Agreement is not pursuant to Paragraph 9 (below), Home Depot will continue to pay Consultant as set forth in Paragraph 3 (below).

3. Compensation. As compensation for the services to be rendered hereunder during the term of this Consulting Agreement, Home Depot shall pay Consultant a consulting fee at the rate of $600,000 per year, paid on a bi-weekly basis, from October 1, 2003 through October 1, 2006. Such consulting fee shall be payable to consultant irrespective of the actual amount of time Consultant spends in consultation with Home Depot. Home Depot shall issue Consultant a Form 1099 reflecting the payments to Consultant for such services.

4. Reimbursable Expenses. Home Depot shall reimburse Consultant only for those reasonable and necessary expenses incurred by Consultant in performing his duties hereunder as required by the CEO or EVP. Consultant shall include receipts for all individual expenditures for which Consultant seeks reimbursement.


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5.       Ownership of Materials.

         (a) Home Depot, or its assignee, will own and have all right and title in all ideas, concepts, plans, creations or work product produced at the request of Home Depot during the term of this Consulting Agreement, including, without limitation, any writings, drawings and documentation of any kind (collectively, the "Works") and, to the extent possible, all Works shall be considered a work made for hire for Home Depot within the meaning of Title 17 of the United States Code (the Copyright Act). Consultant hereby grants, transfers and assigns any and all right, title and interest in and to the Works and all materials contained therein or prepared therefor, including all copyrights and rights under copyright, to Home Depot worldwide and in perpetuity. In addition, Consultant shall assign and hereby so assigns to Home Depot all of its interest in the Works. Consultant grants to Home Depot an irrevocable, non-exclusive, worldwide, royalty-free license to use, execute and copy for its internal purposes any pre-existing materials contained in the Works. Consultant shall cooperate fully with Home Depot and shall execute such further documentation as Home Depot may request in order to establish, secure, maintain or protect Home Depot's, or its assignee's, ownership of the Works and of all rights therein. Furthermore, Consultant agrees that he shall never transfer or assign the Works, or any rights therein, to any third party.

         (b) Consultant hereby (i) waives any so-called "moral rights" with respect to the Works; (ii) agrees never to use the Works without the prior express written consent of Home Depot;
                  (iii) agrees never to contest Home Depot's or its assignee's exclusive, complete and unrestricted ownership in and to the Works (including all copyright rights therein), or to claim adverse rights therein; and (iv) acknowledges that it shall not be entitled to any compensation beyond that specifically provided herein for any of the Works.

6. Relationship Between Parties. Consultant is retained by Home Depot only for the purposes and to the extent set forth in this Consulting Agreement, and Consultant's relationship to Home Depot and its affiliated companies shall, during the term of this Consulting Agreement, be that of an INDEPENDENT CONTRACTOR. Consultant shall not be considered under the provisions of this Consulting Agreement or otherwise as being an employee or as being entitled to participate in any plans, arrangements or distributions by Home Depot or its affiliated companies pertaining to or in connection with any pension, stock, bonus, insurance or similar benefits available to employees. Consultant is exclusively responsible for payment of all contributions and taxes due under federal and/or state income, social security, FICA, old age benefit, unemployment insurance or worker's compensation laws with respect to payment of consulting fees from Home Depot to Consultant.

7. Injuries to Consultant. Consultant hereby waives, for Consultant and Consultant's heirs, personal representatives, successors and assigns, any and all rights that Consultant might otherwise have to any recovery from Home Depot, whether for costs and expenses incurred, for damages or otherwise, in the event Consultant suffers any personal injury or property damage in rendering services hereunder.


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8.       Confidential Information. Consultant acknowledges an obligation of confidence to Home Depot and agrees that, during the term of this Consulting Agreement and subsequent thereto, Consultant will not disclose to any third party or use (other than as authorized by Home Depot) any of its confidential or proprietary business information or trade secrets. "Confidential Information" shall include any data or information that is valuable to Home Depot and not generally known to competitors of Home Depot or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in the Consultant's memory or has been compiled or created by the Consultant. This includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing. Upon termination of this Consulting Agreement, Consultant shall promptly deliver to Home Depot all Confidential Information, including any analyses, reports or summaries thereof, and all equipment and supplies of Home Depot which are then in Consultant's possession.

9. Early Termination. This Consulting Agreement shall terminate in advance of the time set forth in Paragraph 2, without any further liability on the part of Home Depot except to pay any undisputed consulting fees or to reimburse any undisputed expenses then owed to Consultant pursuant to Paragraphs 3 or 4, in the event of Consultant's inability or refusal to comply with the terms of this Consulting Agreement, or in the event Consultant breaches this Consulting Agreement.

10. Non-Competition and Non-Solicitation. Consultant agrees to comply with the non-competition and non-solicitation provisions of the Separation Agreement & Release executed by him on June 14, 2002. Any breach of these provisions shall result in the automatic termination of this Consulting Agreement and Executive will be required to reimburse Home Depot for any and all compensation paid to him under the terms of this Consulting Agreement. Home Depot would also have no further obligation to pay Consultant pursuant to Paragraphs 3 or 4 and all commitments to make additional payments to the Consultant will be null and void.

11. Consultant's Right to Engage in Other Independent Contractor Relationships or to Obtain Employment. Nothing in this Consulting Agreement shall restrict or prohibit Consultant from engaging in other independent contractor relationships, or from obtaining employment with an entity other than Home Depot, except that Consultant agrees not to engage in an independent contractor or employer-employee relationship with a competitor of Home Depot, as defined in the Separation Agreement & Release referenced in Paragraph 10 above.

12.      Warranty.

         (a) Consultant warrants to Home Depot that the services will be performed in a competent manner in compliance with all applicable laws and regulations. In performing the services, Consultant shall use his best efforts in a diligent manner and shall dedicate such time as necessary to perform them on a timely basis. Consultant shall report to and keep informed such persons as Home Depot shall designate and shall maintain for Home Depot archival copies of its work on a weekly basis or, if requested to do so by Home Depot, on a daily basis.


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         (b)      Subject to Paragraph 12(a), Consultant shall be solely
                  responsible for determining the means, location and manner by which Consultant provides consulting services to Home Depot.

         (c) As Home Depot's remedy for Consultant's failure to meet the warranty of best efforts set forth in Paragraph 12(a), Consultant will correct any failure, provided that Home Depot reports the failure to Consultant in writing within thirty
                  (30) days after the date that Home Depot becomes aware of the failure and makes available adequate information concerning the failure. If Consultant is unable to provide a mutually agreeable temporary solution to the failure within ten (10) days after receipt of notice from Home Depot, or if Consultant is unable to provide a permanent solution acceptable to Home Depot within an additional twenty (20) days, Consultant will refund to Home Depot all amounts paid by Home Depot for the failed services.

13. Indemnity. Consultant shall indemnify, defend and hold harmless Home Depot against any and all loss, damage, claim, lawsuit, judgment, liability, taxes, penalties, cost or expense (including attorney's fees) arising out of
(a) the services provided by Consultant pursuant to this Consulting Agreement, including for claims of infringement of any third party right or entitlement,
(b) any injury to persons or damage to property caused by Consultant during the term of this Consulting Agreement, (c) any of the matters covered by the warranties and representations contained in this Consulting Agreement, or (d) any audits by any government entity resulting from the services provided by Consultant or Consultant's receipt of the consulting fee paid by the Company.

14. Entire Agreement. This Consulting Agreement contains the complete and exclusive understanding of the parties with respect to the matters contained herein. No waiver, alteration or modification of any of the provisions of this Consulting Agreement will be binding unless in writing and signed by a duly authorized representative of the party to be bound. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this Consulting Agreement.

15. Assignment. The rights and obligations of Consultant hereunder may not be assigned or subjected to any security interest.

16. Binding Effect. This Consulting Agreement shall be binding upon and inure to the benefit of Consultant and its heirs and personal representatives and Home Depot and its successors and assigns.

17. Severability. The invalidity, illegality or unenforceability of any provision of this Consulting Agreement shall not affect the validity, legality or enforceability of any other provision of this Consulting Agreement, which shall remain in full force and effect.

18. No Waiver. The waiver of either party of any breach of this Consulting Agreement by the other party shall not waive subsequent breaches of the same or different kind. The failure of either party to enforce any rights under this Consulting Agreement in a particular instance shall not operate as a waiver of said party's right to enforce the same or different rights in subsequent instances.


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19.      Governing Law. This Consulting Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Delaware without regards to any conflict of laws provisions incorporated therein.


Home Depot U.S.A., Inc.


By: /s/ Dennis Donovan                                    8/14/02
   --------------------------------                   -------------------------
   Dennis Donovan                                     Date

    /s/ Dennis J. Carey
   --------------------------------                   -------------------------
   Dennis J. Carey                                    Date


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